Exhibit 23.2
KPMG LLP
New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Oritani Financial Corp.:
We consent to the use, in Amendment No. 2 to the Registration on Form S-1 of Oritani Financial Corp., of our report dated September 11, 2009 with respect to the consolidated balance sheets of Oritani Financial Corp., and subsidiaries as of June 30, 2009 and June 30, 2008, and the related consolidated statements of income, statements of stockholders’ equity, and cash flows for each of the years in the three year period then ended, included herein, and to references to our firm under the heading “Experts” in the prospectus.
April 26, 2010
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative